Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated June 2, 2025, is made and entered into by and between TELA BIO, INC., a Delaware corporation (the “Company”), and JEFFREY BLIZARD (the “Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be bound hereby, the parties agree as follows:

1.Duration of Agreement.  The Executive's term of employment by the Company under this Agreement shall commence on June 2, 2025 (the "Effective Date").  Unless terminated or amended in writing by the parties, this Agreement will govern the Executive’s continued employment by the Company until that employment ceases in accordance with Section 5 hereof.

2.Position; Duties.  The Executive will be employed as the Company’s President, reporting directly to the Company’s Chief Executive Officer.  In such position, the Executive shall perform such duties and shall have such authority consistent with such position as may be assigned to his from time to time by the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer.  The Executive shall devote his best efforts and all of his business time and services to the Company and its Affiliates.  The Executive shall not, in any capacity, engage in other business activities or perform services for any other Person without the prior written consent of the Board; provided, however, that without such consent, the Executive may engage in charitable or public service, so long as such activities do not interfere with the Executive’s performance of his duties and obligations hereunder.

3.Place of Performance.  The Executive may perform his services hereunder at, among other locations, the principal executive offices of the Company, the Executive’s home office and/or during business-related travel.

4.Compensation.

4.1.Base Salary.  The Executive’s annual salary initially will be $475,000 (the “Base Salary”).  The Company shall pay the Base Salary, less such withholdings and deductions as required by applicable law, to the Executive in accordance with the Company’s usual payroll practices as in effect from time to time.  The Base Salary shall be reviewed on an annual basis by the Board or its Compensation Committee and may be adjusted from time to time by the Board or its Compensation Committee; provided, however, that any decrease in the Base Salary shall be made only if the Company contemporaneously decreases the salaries of all senior executives and vice presidents of the Company and the Executive’s Base Salary is decreased by a percentage that is not greater than the average percentage by which the salaries of such other senior executives and vice presidents are decreased.

4.2.Annual Bonus.  Executive will be eligible to participate in an annual incentive program established by the Board or its Compensation Committee.  Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) initially shall be targeted at

50% of Executive’s Base Salary (the “Target Bonus”).  The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined in the sole discretion of the Board or its Compensation Committee.  The Annual Bonus for 2025 performance, payable in 2026, will be prorated based on the Effective Date. Executive must be employed by the Company on the date the Annual Bonus is paid in order to receive it.  Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of payment, except as otherwise provided in Section 5.

4.3.Sign-On Cash Bonus.  The Executive will be paid a cash sign on bonus in the amount of $150,000 (the “Sign-On Bonus”).  The Company shall pay the Sign-On Bonus, less such withholdings and deductions as required by applicable law, in two (2) equal installments of $75,000 each in the regularly scheduled payroll processed for June 15, 2025 and October 15, 2025, respectively, subject to Executive’s continuous employment by the Company through such payment date.

4.4.New Hire Equity Award.  The Company will grant to the Executive a stock option with respect to 154,100 shares (the “Initial Option”) of the Company’s common stock and a grant of Restricted Stock Units (“Initial RSUs”) covering 104,800 shares of the Company's common stock.  The Initial Option will have an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant.  The Initial RSUs will represent a right to receive the applicable number of shares of the Company’s common stock upon fulfillment of the applicable vesting criteria. The Initial Option will vest and become exercisable as follows: 25% of the Initial Option will vest and become exercisable on the first anniversary of the date of grant, and the remaining 75% of the Initial Option will vest and become exercisable in equal monthly installments (on the last day of each of the 36 calendar months immediately following the first anniversary of the grant date), subject in each case to the Executive's continued employment with the Company through the applicable vesting date.  The Initial RSUs will vest in equal 25% annual installments over four years based on date of grant, subject in each case to the Executive's continued employment with the Company through the applicable vesting date.  The grant date for the Initial Option and the Initial RSUs will be set by the Board or Compensation Committee at the time of approval and each award shall be subject to the terms and conditions for such awards as set forth in the Company’s Amended and Restated 2019 Equity Incentive Plan.

4.5.Employee Benefits.  The Executive will be eligible to participate in the employee benefit plans, policies or arrangements maintained by the Company for its senior executive employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.

4.6.Paid Time Off.  Subject to the terms and conditions of the Company’s policy, as may be amended from time to time, the Executive will be eligible for four weeks of paid time off each calendar year.

4.7.Reimbursement of Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company in accordance with the business expense reimbursement policies of the Company, as may be amended from time to time.

5.Termination; Severance.  The Executive’s employment hereunder shall terminate (i) on the date specified in a written notice from the Company that the Executive’s employment with the Company will be terminated, (ii) on the date not less than 30 days following written notice from the Executive that he is resigning from the Company, (iii) on the date of his death or (iv) on the date of his Disability, as reasonably determined by the Company.  Notwithstanding the foregoing, in the event that the Executive gives a notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.  Upon cessation of his employment for any reason, unless otherwise consented to in writing by the Board, the Executive shall resign immediately from any and all officer, director and other positions he then holds with the Company and its Affiliates.  Upon any cessation of his employment with the Company, the Executive shall be entitled only to such compensation and benefits as described in this Section 5.

5.1.Termination without Cause or upon Good Reason.  If the Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a termination by the Executive for Good Reason (as defined below), the Company shall:

5.1.1.pay to the Executive all accrued and unpaid Base Salary through the termination date at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices;

5.1.2.pay to the Executive any accrued and unpaid Annual Bonus for the year preceding the year in which the termination date occurs at the time such Annual Bonus would otherwise be paid in accordance with Section 4.2, but in no event later than March 15 of the year immediately following the year in which the termination date occurs;

5.1.3.make severance payments to the Executive in the form of continuation of the Executive’s then current Base Salary for a period of nine (9) months following the termination date (or, if the termination occurs within the Change of Control Period, for a period of twelve (12) months following the termination date), in accordance with the Company’s normal payroll practices (such 9- or 12-month period, as applicable, the “Severance Period”);

5.1.4.subject to Executive’s proper election to receive benefits under COBRA, pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly contribution to provide health insurance to the Executive until the earliest of (A) the end of Severance Period; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates; and

5.1.5.in the event that the termination occurs on or within the Change of Control Period, (i) pay to the Executive an amount equal to the Executive’s then current Target Bonus, payable in the form of cash payments in equal installments over the Severance Period in accordance with the Company’s normal payroll practices, (ii) pay to the Executive a pro-rated portion (based on the number of days Executive was employed by the Company during the calendar year in which the termination date occurs) of the Annual Bonus that Executive would have earned for the year of termination had Executive remained employed, as determined by the Board in good faith; provided that such pro-rated Annual Bonus shall be paid out at the same time annual bonuses are paid generally to other executives of the Company for the relevant year, but in no event later than March 15th of the year immediately following that in which the termination date occurs, and (iii) the vesting and, if applicable, exercisability shall be accelerated (and, if applicable, all restrictions and rights of repurchase on such awards shall lapse) effective as of immediately prior to the termination date with respect to 100% of the shares subject to the Executive’s then outstanding equity awards; provided, however, that for any awards that vest in whole or in part based on the attainment of performance-vesting conditions, only the service-vesting conditions (if any) of such award shall be deemed satisfied, while the performance-vesting conditions of such award shall remain eligible to be achieved based upon actual performance over the remainder of the applicable performance period.

5.1.6.Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of the Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment.  The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company.  Notwithstanding any provision of this Agreement, the payments described in Section 5.1 (other than Section 5.1.1) are conditioned on: (a) the Executive’s execution and delivery to the Company of a general release of claims against the Company and its Affiliates substantially in form and substance satisfactory to the Company (the “Release”) and on such Release becoming irrevocable by the 60th day following the effective date of the Executive’s cessation of employment; and (b) the Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement (as defined below).  Subject to Section 5.3 below, to the extent that any payments under this Section 5.1 (other than Section 5.1.1) are delayed pending the Release becoming irrevocable, the delayed amounts will be paid in a lump sum as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year, the payment of the delayed amounts and the commencement of the remaining payments shall not occur until the second taxable year.

5.2.Other Terminations.  If the Executive’s employment with the Company ceases for any reason other than as described in Section 5.1 above (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Executive without Good Reason, (c) termination as a result of the Executive’s Disability, or (d) the Executive’s death), then the Company’s obligation to the Executive will be limited solely to the payment of accrued and unpaid Base Salary as described in Section 5.1.1 through the date of such cessation of employment and, in the case of Executive’s death or Disability, any Annual Bonus as described in Section 5.1.2.  All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.  The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.3.Compliance with Section 409A.  Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 5.1 will be payable until the Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Executive in a lump sum on the earlier of (i) the expiration of such six month period and (ii) the date of Executive’s death.  This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1 (b)(9)(iii) (or any successor provision) to amounts payable hereunder.  For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

6.Restrictive Covenants.  As a condition to the effectiveness of this Agreement, the Executive will execute and deliver to the Company contemporaneously herewith a Confidential Information, Non-Competition and Assignment Agreement in the form attached hereto as Exhibit A (the "Restrictive Covenant Agreement"). The Executive agrees to abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement. The Executive acknowledges that the terms of the Restrictive Covenant Agreement shall continue to remain in full force and effect following the cessation of the Executive's employment with the Company for any reason.

7.Certain Definitions.  For purposes of this Agreement:

7.1.“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

7.2.“Cause” means (i) indictment, commission of, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, customers and suppliers; (ii) commission of an act of gross negligence, willful misconduct, fraud, embezzlement, theft or material dishonesty with respect to the Company or any of its Affiliates; (iii) a breach of the Executive’s fiduciary duty of loyalty to the Company or any of its Affiliates; (iv) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (v) material breach of any agreement with the Company or any of its Affiliates, including this Agreement and the Restrictive Covenant Agreement; (vi) a material breach of any Company policy regarding employment practices; or (vii) refusal to perform the lawful directives of the Board, if not cured within 30 days following receipt by the Executive from the Company of written notice thereof.

7.3.“Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (A) any sale, lease, exclusive license or other transfer of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole by means of a single transaction or series of related transactions, except where such sale, lease, exclusive license or other transfer is to a wholly owned Subsidiary of the Company; or (B) any transaction or series of transactions involving the Company, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Company’s outstanding shares of capital stock immediately prior to such transaction or series of related transactions own, immediately after such transaction or series of related transactions, securities representing fifty percent (50%) or less of the voting power of the entity surviving such transaction or series of related transactions or the entity whose securities are issued pursuant to such transaction or series of related transactions. Notwithstanding anything to the contrary in this Agreement, any Change of Control deemed to have taken place for purposes of any payments pursuant to this Agreement must qualify as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company that complies with the requirements set forth in Treas. Reg. 1.409A-3(i)(5).

7.4.“Change of Control Period” means the period beginning on the date of the consummation of a Change in Control and ending on the first anniversary of such date.

7.5.“Code” means the Internal Revenue Code of 1986, as amended.

7.6.“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

7.7.“Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform the essential duties of his position due to a mental or physical condition (other than alcohol or substance abuse for which the Executive is not receiving treatment), with or without a reasonable accommodation.  Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

7.8.“Good Reason” means one or more of the following: (i) a material reduction in the Executive’s title, duties, authority or responsibilities, provided that a material reduction of the Executive’s title, duties, authority or responsibilities hereunder shall be deemed not to have occurred if, following a Change of Control, (A) if the Company remains a separate entity, Executive is the most senior executive directly responsible for the Commercial functions of the Company, or (B) if the Company does not remain a separate entity, Executive is the most senior executive directly responsible for the Commercial functions of the portion of the acquiring entity that is comprised of the former business of the Company; (ii) a material breach of this Agreement by the Company; (iii) a material reduction in Base Salary or Target Bonus opportunity that is not in accordance with Section 4.1 and to which the Executive has not provided written consent; or (iv) any requirement following a Change of Control that the Executive be based 50 or more miles from the principal executive offices of the immediately prior to the Change of Control.  The notice by the Executive of the condition constituting Good Reason under this Agreement shall be provided to the Company in writing within ninety (90) days of the initial existence of the condition constituting Good Reason, the Company shall then have thirty (30) days after receipt of such written notice to remedy the condition, and in the event the Company fails to remedy the condition, the Executive’s resignation based on such Good Reason must be effective within thirty (30) days after the expiration of such remedy period.

7.9.“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

7.10.“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

8.Miscellaneous.

8.1.Cooperation.  The Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company.  The Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for the Executive’s cooperation under this paragraph so as not to interfere with the Executive’s other personal and professional commitments.

8.2.Section 409A.

8.2.1.Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.2.2.Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by

Section 409A of the Code or an applicable exemption.  Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to the Executive.

8.3.Section 280G.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 5 above, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The reduction of the Total Payments contemplated in this Section 8.3 shall be implemented by determining the Parachute Payment Ratio (as defined below), as determined in good faith by the Company (or its successor), for each Total Payment and then reducing the Total Payments in order beginning with the Total Payment with the highest Parachute Payment Ratio. For Total Payments with the same Parachute Payment Ratio, such Total Payments shall be reduced based on the time of payment of such Total Payments, with amounts having later payment dates being reduced first. For Total Payments with the same Parachute Payment Ratio and the same time of payment, such Total Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Total Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable Total Payment (as calculated for purposes of Section 280G of the Code), and (y) the denominator of which is the intrinsic (i.e., economic) value of such Total Payment.

8.4.Other Agreements.  The Executive represents and warrants to the Company that there are no restrictions, agreements, including but not limited to confidentiality, non-compete, invention assignment, or consulting agreements, or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.

8.5.Successors and Assigns.  The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, merger, sale of assets or otherwise.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor.  For avoidance of doubt, a termination of the Executive’s employment by the Company in connection with a permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as the assignee offers employment to the Executive substantially on the terms herein specified (without regard to whether the Executive accepts employment with the assignee).  The rights and duties of the Executive hereunder are personal to Executive and may not be assigned by him.

8.6.Governing Law and Enforcement.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

8.7.Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

8.8.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

8.9.Survival.  This Agreement will survive the cessation of the Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

8.10.Notices.  Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by reputable overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telefax.  Any notice or communication to the Executive will be sent to the address contained in his personnel file.  Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of the Chief Executive Officer.  Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

8.11.Withholding.  All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

8.12.Section Headings.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

8.13.Counterparts; Facsimile.  This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

8.14.Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every nature relating to that subject matter, except for the Restrictive Covenants Agreement.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.15.Policies.  Executive acknowledges that Executive shall be subject to, and hereby agrees to abide by the terms of, Company policies in effect from time to time, including, without limitation, any clawback or recoupment policies, securities trading policies and stock ownership guidelines.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case on the date first above written.

COMPANY:

TELA Bio, Inc.

By:	/s/ Antony Koblish
Name:	Antony Koblish
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Jeffrey Blizard
Jeffrey Blizard

(Signature Page to Employment Agreement)

Exhibit A

[Restrictive Covenant Agreement]

A-1